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                                                                     Exhibit 4.4

                                                           [English translation]

                                MERGER AGREEMENT

                                 BY AND BETWEEN

                SHINHAN BANK CO., LTD. AND CHOHUNG BANK CO., LTD.

                                DECEMBER 30, 2005

                         AS AMENDED ON FEBRUARY 15, 2006

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                                MERGER AGREEMENT

This merger agreement (hereinafter referred to as the "Agreement") has been entered into on December 30, 2005 by and between Shinhan Bank Co., Ltd. (hereinafter referred to as "Shinhan Bank") whose principal place of business is located in TaePyeng-Ro-2-Ga 120, Jung-Gu, Seoul, and Chohung Bank Co., Ltd. (hereinafter referred to as "Chohung Bank") whose principal place of business is located in NamDaeMoonRo-1-Ga 14, Jung-Gu, Seoul, each of which is a corporation established under the laws of the Republic of Korea. An amendment to the Agreement has been entered into between the same parties on February 15, 2006, which is reflected below.

                                    RECITALS

WHEREAS, each of Shinhan Bank and Chohung Bank is a corporation established under the laws of the Republic of Korea (hereinafter referred to as "Korea") and engages in the banking business as provided under the Banking Act.

WHEREAS, as of the date hereof, the aggregate number of authorized shares of Shinhan Bank is 800,000,000 shares of par value 5,000 Won, of which 214,205,935 shares (which is the number of shares after stock repurchase) of common stock are issued and outstanding, and the aggregate number of authorized shares of Chohung Bank is 2,000,000,000 shares of par value 5,000 Won, of which 719,118,429 shares (which is the number of shares before the Split Merger of Shinhan Card and the Credit Card Business of Chohung Bank, with the number of shares after the Split Merger being 677,109,966 shares) of common stock are issued and outstanding.

WHEREAS, Chohung Bank and Shinhan Card Co., Ltd. (hereinafter referred to as "Shinhan Card") will enter into a split merger agreement on the same date hereof (hereinafter referred to as "Split Merger Agreement") pursuant to which the Credit Card Business (as defined in the Split Merger Agreement) of Chohung Bank shall be split off and merged into Shinhan Card.

WHEREAS, Shinhan Bank and Chohung Bank have agreed to be merged by way of merger pursuant to this Agreement, excluding the Credit Card Business which is the subject of the Split Merger Agreement.

NOW THEREFORE, Shinhan Bank and Chohung Bank hereby agree as follows:

ARTICLE 1 DEFINITIONS

Except as otherwise provided by this Agreement, the following terms shall have the following meanings:

"Representatives" shall mean directors, employees, agencies, accountants, consultants, or attorneys of the parties hereto who are authorized by the parties hereto to engage in the matters pursuant to this Agreement.

"Merger" shall mean the merger between Shinhan Bank and Chohung Bank (excluding the Credit Card Business of Chohung Bank which is being split off and merged into

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Shinhan Card) by way of merger pursuant to this Agreement and the Act on
Structural Improvement of Financial Industry and the Commercial Code.

"Split Merger" shall mean the split-off of the Credit Card Business of Chohung Bank and the merger of such business into Shinhan Card.

"Split Merger Agreement" shall have the meaning as defined in the Recitals

"Disappearing Company" shall mean Shinhan Bank as the company that winds up following the Merger.

"Surviving Company" shall mean Chohung Bank as the company that continues to exist following the Merger.

"Credit Card Business" shall have the meaning as defined in the Recitals.

"Required Approvals of Supervisory Authorities" shall mean the approvals of supervisory authorities that are required for the execution and performance of this Agreement, including, but not limited to, the approval of the Merger by the Financial Supervisory Commission.

"Merger Effective Date" shall have the meaning as defined in Article 2.2.

ARTICLE2 PRINCIPLES OF MERGER

2.1      Form of Merger

         2.1.1 Following the Merger, Chohung Bank (hereinafter referred to as "Chohung Bank" or "Surviving Company") shall continue to exist, and Shinhan Bank (hereinafter referred to as "Shinhan Bank" or "Disappearing Company") shall wind up.

         2.1.2 The Surviving Company shall engage in the businesses permitted by its Articles of Incorporation and applicable laws.

         2.1.3    The name of the Surviving Company shall be "Shinhan Bank Co.,
                  Ltd."

2.2      Merger Effective Date

         Provided that all the conditions to the Merger as provided under
         Article 8 hereof are satisfied, the Merger shall be effective as of 0:00 A.M., April 1, 2006 ("Merger Effective Date") unless otherwise agreed by Shinhan Bank and Chohung Bank as necessary due to additional requirements related to the Required Approvals of Supervisory Authorities.

2.3      Merger Ratio

         2.3.1 The merger ratio between Chohung Bank and Shinhan Bank for the Merger shall be 1 to 3.867799182.

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         2.3.2    The Surviving Company shall assign its newly issued shares to the shareholders listed in the shareholder registry of the Disappearing Company as of the Merger Effective Date (including shareholders who acquire the Disappearing Company's shares after the date hereof pursuant to the proviso in
                  Article 7.2.6) in the ratio of 3.867799182 shares of the Surviving Company's common stock, par value 5,000 Won, per one share of the Disappearing Company's common stock, par value 5,000 Won.

         2.3.3 Notwithstanding Article 2.3.2, no fractional shares shall be issued as a result of assigning the newly issued shares of the Surviving Company according to the ratio of the Merger, provided that the shareholders of the Disappearing Company so consent; provided further, however, that applicable laws shall apply where such consent is not obtained from the shareholders of the Disappearing Company.

2.4      Capital Increase

         2.4.1 As part of the Merger, Chohung Bank shall issue 828,505,540 shares of Chohung Bank's common stock for 214,205,935 shares of Shinhan Bank's common stock; provided, however, that if Shinhan Bank issues shares after the date of this Agreement and before the Merger Effective Date pursuant to the proviso in Article 7.2.6, the number of shares that Chohung Bank shall issue shall increase by the number of such issued shares of Shinhan Bank multiplied by the ratio provided in Article 2.3.2.

         2.4.2 Following the increase in the paid-in capital of Chohung Bank by 4,142,527,700,000 Won pursuant to Article 2.4.1, the paid-in capital immediately following the Merger shall be 7,528,077,530,000 Won, and the aggregate number of issued shares of Chohung Bank immediately following the Merger shall be 1,505,615,506 shares of common stock; provided, however, that if Shinhan Bank issues shares after the date of this Agreement and before the Merger Effective Date pursuant to the proviso in Article 7.2.6, the paid-in capital of Chohung Bank immediately following the Merger shall increase by the number of such issued shares multiplied by 5,000 Won.

         2.4.3 The reserve of the Surviving Company shall be the amount calculated according to the generally accepted accounting principles in Korea.

         2.4.4 The number of shares to be issued as provided in Article 2.4.1 and the amount of paid-in capital as provided in Article 2.4.2 may be adjusted if the Surviving Company and the Disappearing Company purchase shares from the existing shareholders that object to the Merger and exercise their appraisal rights; provided, however, that such adjustment shall not affect the merger ratio for the Merger provided in Article 2.3.1.

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2.5      Board of Directors and General Meeting of Shareholders for Approval of
         Merger

         2.5.1 Each board of directors of the Surviving Company and the Disappearing Company approved this Agreement on December 30, 2005.

         2.5.2 Each of the Surviving Company and the Disappearing Company shall approve the Merger through an extraordinary general meeting of shareholders to be held on February 15, 2006; provided, however, that if the Required Approvals of Supervisory Authorities are obtained after February 15, 2006, the extraordinary general meeting of shareholders shall be held as soon as possible to the extent permitted under relevant laws after such Required Approvals of Supervisory Authorities are obtained.

2.6      Articles of Incorporation of the Surviving Company

         As part of the Merger, the Articles of Incorporation of the Surviving Company shall be amended as set forth in Attachment 1.

ARTICLE 3 ACTIONS ON THE MERGER EFFECTIVE DATE

On the Merger Effective Date, the Surviving Company and the Disappearing Company shall take the following actions:

3.1      Transfer of All Assets, Liabilities, and Relevant Documents

         The Disappearing Company shall transfer to the Surviving Company all of its assets, liabilities, and relevant documents, and the Remaining Company shall acquire them.

3.2      Transfer of Business Offices

         The Disappearing Company shall transfer to the Surviving Company all of its business offices and their businesses, and the Surviving Company shall acquire them. The Disappearing Company shall provide in sound form all the information required for the Surviving Company to succeed to its business operations, and shall cooperate as necessary.

ARTICLE 4 CONSUMMATION AND EFFECTIVENESS OF MERGER

4.1      Report of Matters Related to the Merger

         Promptly after the Merger Effective Date, the Surviving Company shall convene a general meeting of shareholders as provided in Article 526 of the Commercial Code and report the matters related to the Merger, or in lieu thereof, convene a meeting of the board of directors and publicly announce such matters related to the Merger.

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4.2      Effectiveness of Merger

         The Merger shall take effect upon the filing of a merger registration (the "Merger Registration") by the Surviving Company in the district where its head office is located.

4.3      Issuance of Shares after the Merger

         After the Merger takes effect, in circumstances where Chohung Bank is required to issue new shares in lieu of Shinhan Bank's shares, including (A) where a holder of convertible bonds issued by Shinhan Bank before the date hereof requests conversion, (B) where a holder of bonds with warrants issued by Shinhan Bank before the date hereof exercises such warrants, or (C) where an employee or director of Shinhan Bank who has been granted stock options before the date hereof exercises such stock options, Chohung Bank shall adjust the number of shares that it shall issue by applying the merger ratio for the Merger provided in Article 2.3.1 to the number of shares requested to be converted pursuant to the terms of such convertible bonds, the number of shares for which warrants were exercised pursuant to the terms of such bonds with warrants, and the number of shares for which stock options were exercised pursuant to the terms of such stock options. The same shall apply where cash is paid out in lieu of issuance of new shares pursuant to the exercise of stock options.

ARTICLE 5 GOVERNANCE STRUCTURE OF THE SURVIVING COMPANY

5.1 The directors and audit committee members of the Surviving Company, and the initial president and standing audit committee members of the Surviving Company following the Merger, shall be elected as set forth Attachment 4.

5.2 The directors and audit committee members of the Disappearing Company shall be terminated as of the Merger.

5.3 The terms of office of the directors and audit committee members to be elected pursuant to Article 5.1 shall be determined pursuant to the Surviving Company's Articles of Incorporation (as amended as part of the Merger and to apply mutatis mutandis in the remainder of this Article) as set forth in Attachment 4. Such terms of office shall commence on the date of the Merger Registration, provided, however, that the Surviving Company may elect prior to the date of the Merger Registration all or part of the persons set forth in Attachment 4 as directors or audit committee members of the Surviving Company as necessary to facilitate matters arising in relation to the Merger, in which case the respective terms of office shall commence on the date determined by the general meeting of shareholders of the Surviving Company and expire on the date prescribed in Attachment 4.

5.4      The term of office of the president to be elected pursuant to Article
         5.1 shall

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         be determined pursuant to the Surviving Company's Articles of
         Incorporation as set forth in Attachment 4. Such term of office shall commence on the date of the Merger Registration, provided, however, that the Surviving Company may elect prior to the date of the Merger Registration the person set forth in Attachment 4 as the president of the Surviving Company as necessary to facilitate matters arising in relation to the Merger, in which case the respective term of office shall commence on the date set forth in the resolution electing such president and expire on the date prescribed in Attachment 4.

5.5 The terms of office of standing audit committee members to be elected pursuant to Article 5.1 shall be determined pursuant to the Surviving Company's Articles of Incorporation as set forth in Attachment 4. Such terms of office shall commence on the date of the Merger Registration, provided, however, that the Surviving Company may elect prior to the date of the Merger Registration the persons set forth in Attachment 4 as the standing audit committee members of the Surviving Company as necessary to facilitate matters arising in relation to the Merger, in which case the respective terms of office shall commence on the date set forth in the resolution electing such standing audit committee members and expire on the date prescribed in Attachment 4.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1      Representations and Warranties of Chohung Bank

         In relation to this Merger, Chohung Bank hereby represents and warrants to Shinhan Bank the following, which shall be true and correct at and as of the date of this Agreement and at and as of the Merger Effective Date (except to the extent that a representation or warranty expressly speaks as of a specified date, which representation or warranty shall be true and correct at and as of such specified date):

         6.1.1 Establishment. Chohung Bank is a company duly organized and validly existing under the laws of the Republic of Korea, with all necessary authority and qualifications to own, lease and operate its assets and businesses, and to conduct its businesses as conducted as of the Merger Effective Date.

         6.1.2 Approval of Agreement; Enforceability. Chohung Bank has the authority and qualifications to execute, enter into, and deliver this Agreement, and to perform the obligations hereunder. As of the date hereof, the execution and performance of this Agreement has been duly authorized by all necessary organizational action on the part of Chohung Bank, other than the approval of the Merger at the general meeting of shareholders provided in Article 2.5.2. This Agreement has been duly executed by Chohung Bank, and subject to the approval of the Merger at the general meeting of shareholders provided in Article 2.5.2. constitutes a valid and binding agreement of Chohung Bank, enforceable in accordance with its terms.

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         6.1.3    Capitalization. The aggregate number of shares that Chohung
                  Bank is authorized to issue is 2,000,000,000 shares. Of such shares, 719,118,429 shares of common stock are issued and outstanding, all of which have been duly issued and fully paid, and 677,109,966 shares of common stock shall be issued and outstanding after the Split Merger. Chohung Bank represents and warrants that other than 719,118,429 shares of common stock (or 677,109,966 shares of common stock after the Split Merger) referred to above and except as described in Attachment 2 hereto, there are no outstanding (i) shares, certificates of stock deposit, convertible bonds, bonds with warrants, or exchangeable bonds, (ii) stock options granted by Chohung Bank to its employees or directors, (iii) options or agreements pursuant to which Chohung Bank may be required to issue, convert into, or exchange for shares, or (iv) treasury shares acquired by Chohung Bank.

         6.1.4 Consents; Absence of Conflict of Interests. (1) The execution and performance of this Agreement by Chohung Bank require no approval of any supervisory authority other than the Required Approvals of Supervisory Authorities, and (2) the execution and performance of this Agreement do not and will not (A) contravene or conflict with Chohung Bank's Articles of Incorporation or its other organizational documents or (B) result in a violation of laws or approvals of supervisory authorities to which Chohung Bank is subject.

6.2      Representations and Warranties of Shinhan Bank

         In relation to this Merger, Shinhan Bank hereby represents and warrants to Chohung Bank the following, which shall be true and correct at and as of the date of this Agreement and at and as of the Merger Effective Date (except to the extent that a representation or warranty expressly speaks as of a specified date, which representation or warranty shall be true and correct at and as of such specified date):

         6.2.1 Establishment. Shinhan Bank is a company duly organized and validly existing under the laws of the Republic of Korea, with all necessary authority and qualifications to own, lease and operate its assets and businesses, and to conduct its businesses as conducted as of the Merger Effective Date.

         6.2.2 Approval of Agreement; Enforceability. Shinhan Bank has the authority and qualifications to execute, enter into, and deliver this Agreement, and to perform the obligations hereunder. As of the date hereof, the execution and performance of this Agreement has been duly authorized by all necessary organizational action on the part of Shinhan Bank, other than the approval of

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                  the Merger at the general meeting of shareholders provided in
                  Article 2.5.2. This Agreement has been duly executed by Shinhan Bank, and subject to the approval of the Merger at the general meeting of shareholders provided in Article 2.5.2. constitutes a valid and binding agreement of Shinhan Bank, enforceable in accordance with its terms.

         6.2.3 Capitalization. The aggregate number of shares that Shinhan Bank is authorized to issue is 800,000,000 shares. Of such shares, 214,205,935 shares of common stock are issued and outstanding, all of which have been duly issued and fully paid. (Previously, 244,806,782 shares were issued and outstanding, of which 30,600,847 shares have been repurchased and retired). Shinhan Bank represents and warrants that other than 244,806,782 shares referred to above and except as described in Attachment 3 hereto, there are no outstanding (i) shares, certificates of stock deposit, convertible bonds, bonds with warrants, or exchangeable bonds, (ii) stock options granted by Shinhan Bank to employees or directors, (iii) options or agreements pursuant to which Shinhan Bank may be required to issue, convert into, or exchange for shares, or
                  (iv) treasury shares acquired by Shinhan Bank.

         6.2.4 Consents; Absence of Conflict of Interests. (1) The execution and performance of this Agreement by Shinhan Bank require no approval of any supervisory authority other than the Required Approvals of Supervisory Authorities, and (2) the execution and performance of this Agreement do not and will not (A) contravene or conflict with Shinhan Bank's Articles of Incorporation or its other organizational documents or (B) result in a violation of laws or approvals of supervisory authorities to which Shinhan Bank is subject.

ARTICLE 7 COVENANTS

7.1      Covenants of Chohung Bank

         Chohung Bank covenants to Shinhan Bank that it shall perform the following from the date hereof until the Merger Effective Date.

         7.1.1 Taking Necessary Measures. Chohung Bank shall use its best efforts to obtain the Required Approvals of Supervisory Authorities, and to consummate the Merger as provided herein.

         7.1.2 Access to Information. Chohung Bank shall provide reasonable access to data or information requested by Shinhan Bank or its Representatives, provided that such access does not interfere with Chohung Bank's ordinary business affairs. Chohung Bank shall cause its Representatives to consult with Shinhan Bank with regard to providing data and information as described above.

         7.1.3 Notice. If conditions or circumstances arise (i) that may have a material adverse effect on the Merger, (ii) that would cause the representations and warranties provided in this Agreement to be untrue or incorrect in material respects, or (iii) that prevents the satisfaction of

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                  the conditions to the obligations of Shinhan Bank provided in
                  Article 8.2, Chohung Bank shall promptly notify Shinhan Bank in writing of such fact together with a description thereof.

         7.1.4 Third Party Consents. Chohung Bank shall use its best effort to give third party notices and obtain third party consents required in connection with the transactions contemplated by this Agreement.

         7.1.5 Due Diligence. Shinhan Bank may conduct legal and accounting due diligence on the business, properties and financial status of Chohung Bank from the date hereof until the Merger Effective Date, and Chohung Bank shall cooperate to the maximum extent in response to requests for such due diligence from Shinhan Bank, including by providing necessary data.

7.2      Covenants of Shinhan Bank

         Shinhan Bank covenants to Chohung Bank that it shall perform the following from the date hereof until the Merger Effective Date.

         7.2.1 Taking Necessary Measures. Shinhan Bank shall use its best efforts to obtain the Required Approvals of Supervisory Authorities, and to consummate the Merger as provided herein.

         7.2.2 Access to Information. Shinhan Bank shall provide reasonable access to data or information requested by Chohung Bank or its Representatives, provided that such access does not interfere with Shinhan Bank's ordinary business affairs. Shinhan Bank shall cause its Representatives to consult with Chohung Bank with regard to providing data and information as described above.

         7.2.3 Notice. If conditions or circumstances arise (i) that may have a material adverse effect on the Merger, (ii) that would cause the representations and warranties provided in this Agreement to be untrue or incorrect in material respects, or (iii) that prevents the satisfaction of the conditions to the obligations of Chohung Bank provided in Article 8.1, Shinhan Bank shall promptly notify Chohung Bank in writing of such fact together with a description thereof.

         7.2.4 Third Party Consents. Shinhan Bank shall use its best effort to give third party notices and obtain third party consents required in connection with the transactions contemplated by this Agreement.

         7.2.5 Due Diligence. Chohung Bank may conduct legal and accounting due diligence on the business, properties and financial status of Shinhan Bank from the date hereof until the Merger Effective Date, and Shinhan Bank shall cooperate to the maximum extent in response to requests for such due diligence from Chohung Bank, including by providing necessary data.

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         7.2.6    Restrictions of Issuance of New Shares. From the date hereof,
                  Shinhan Bank shall not issue new shares, convertible bonds, or bonds with warrants, and shall not grant stock options, unless
                  (A) Shinhan Bank is required to issue new shares because a holder of convertible bonds issued by Shinhan Bank before the date hereof requests conversion, (B) Shinhan Bank is required to issue new shares as a holder of bonds with warrants issued by Shinhan Bank before the date hereof exercises such warrants, (C) Shinhan Bank is required to issue new shares because an employee or director of Shinhan Bank who has been granted stock options before the date hereof exercises such stock options, or (D) Shinhan Bank is required to issue new shares under applicable law or otherwise.

ARTICLE 8 CONDITIONS TO THE MERGER

8.1      Conditions to the Obligations of Chohung Bank

         The obligations of Chohung Bank to consummate the Merger pursuant to this Agreement are subject to the following conditions being satisfied on or prior to the Merger Effective Date, provided, however, that Chohung Bank may in writing waive or exempt such conditions in whole or in part.

         8.1.1 Approval. The approval of the board of directors and the general meeting of shareholders of both Chohung Bank and Shinhan Bank and the Required Approvals of Supervisory Authorities shall have been obtained, and all other requirements under applicable laws of Korea shall have been satisfied, as required for the execution of this Agreement and the performance of the transactions contemplated hereby.

         8.1.2 Representations and Warranties. The representations and warranties of Shinhan Bank under this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Merger Effective Date.

         8.1.3 Covenants. Shinhan Bank shall have performed in all material respects the covenants and all other obligations required to be performed by it under this Agreement.

         8.1.4 Material Adverse Changes. A material adverse change shall not have occurred to the properties or businesses of Shinhan Bank between the date of this Agreement and the Merger Effective Date.

8.2      Conditions to the Obligations of Shinhan Bank

         The obligations of Shinhan Bank to consummate the Merger pursuant to this Agreement are subject to the following conditions being satisfied on or prior to the Merger Effective Date, provided, however, that Shinhan Bank may in writing waive or exempt such conditions in whole or in part.

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         8.2.1    Approval. The approval of the board of directors and the
                  general meeting of shareholders of both Chohung Bank and Shinhan Bank and the Required Approvals of Supervisory Authorities shall have been obtained, and all other requirements under applicable laws of Korea shall have been satisfied, as required for the execution of this Agreement and the performance of the transactions contemplated hereby.

         8.2.2 Representations and Warranties. The representations and warranties of Chohung Bank hereunder shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Merger Effective Date.

         8.2.3 Covenants. Chohung Bank shall have performed in all material respects the covenants and all other obligations required to be performed by it.

         8.2.4 Material Adverse Changes. A material adverse change shall not have occurred to the properties or businesses of Chohung Bank between the date hereof and the Merger Effective Date.

ARTICLE 9 TERMINATION OF THE AGREEMENT

9.1      Cause of Termination

         This Agreement may be terminated prior to the consummation of the Merger for the following causes upon written notice from either party to the other party, provided that only Chohung Bank may give such notice for the cause provided in Article 9.1.4 and only Shinhan Bank may give such notice for the cause provided in Article 9.1.5:

         9.1.1 if Shinhan Bank and Chohung Bank mutually agree in writing to terminate this Agreement;

         9.1.2 if it becomes evident that the consummation of the Merger is impossible or illegal due to the failure to obtain the Required Approvals of Supervisory Authorities or changes in applicable laws, and Shinhan Bank and Chohung Bank do not agree otherwise within 30 days after such circumstances arise;

         9.1.3 if it becomes evident that the consummation of the Split Merger is impossible due to causes such as the Split Merger Agreement no longer having effect or the failure to obtain the required approvals of supervisory authorities for the Split Merger, and Shinhan Bank and Chohung Bank do not agree otherwise within 30 days after such circumstances arise;

         9.1.4 if there has been a breach by Shinhan Bank of any representation, warranty, covenant, or other agreement contained herein resulting in a

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                  material adverse effect, and such breach has not been cured within 30 days after receipt of Chohung Bank's written request for cure; or

         9.1.5 if there has been a breach by Chohung Bank of any representation, warranty, covenant, or other agreement contained herein resulting in a material adverse effect, and such breach has not been cured within 30 days after receipt of Shinhan Bank's written request for cure.

9.2      Effect of Termination

         9.2.1 If this Agreement is terminated, each party shall, at the request of the other party, return or destroy the data or information that the other party has provided within 14 days after the date of termination.

         9.2.2 Notwithstanding any termination of this Agreement, any claim for damages or other rights or remedies that one party has against the other party arising from a breach or violation of this Agreement shall remain in full force and effect and survive such termination.

         9.2.3 Notwithstanding any termination of this Agreement, Articles 9.2, 10.1, 10.2, 10.3, 10.9, 10.10, and 10.11 of this
                  Agreement shall remain in full force and effect and survive such termination.

ARTICLE 10 GENERAL PROVISIONS

10.1     Confidentiality

         Neither party may make public, disclose, or leak to a third party the contents of this Agreement or the data or information provided by the other party in the course of negotiations for, execution of, and performance of this Agreement without the prior written consent of the other party, provided, however, that such data or information may be disclosed if required by applicable law or court order.

10.2     Expenses

         Expenses incurred in connection with the execution or performance of this Agreement shall be paid by the party incurring such expenses.

10.3     Notice

         All notices, requests, demands, and other communications in connection with this Agreement shall be given by personal delivery, registered mail or facsimile transmission to the following addresses:

         (a)      Notice to Shinhan Bank

                  Address: TaePyeng-Ro-2-Ga 120, Jung-Gu, Seoul
                  Telephone: 02) 757 - 2766
                  Facsimile: 02) 776 - 8194

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                  E-mail: yongbcho@shinhan.com
                  Attention: Yong-Byung Jo, Planning Manager

         (b)      Notice to Chohung Bank

                  Address: NamDaeMoonRo-1-Ga 14, Jung-Gu, Seoul
                  Telephone: 02) 2010 - 2296
                  Facsimile: 02) 2010 - 2062
                  E-mail: leokim@chb.co.kr
                  Attention: Yong-Kil Kim, Planning Manager

         A party may change its address provided above at any time with prior written notice to the other party.

10.4     Modification; Amendment

         This Agreement may be modified or amended by a written agreement between Shinhan Bank and Chohung Bank.

10.5     Waiver

         No failure on the part of a party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right by such party preclude further exercise thereof.

10.6     Entire Agreement

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement as of the date hereof, and there are no agreements, conditions, or obligations with respect to the subject matter of this Agreement, whether oral or written, or express or implied, except as set forth in this Agreement.

10.7     Severability

         The illegality, invalidity or unenforceability in any respect of any provision of this Agreement, including sentences, phrases, or portions thereof, shall not affect the legality, validity or enforceability of any other provision of this Agreement, provided that such illegality, invalidity or unenforceability does not cause interference with the attainment of the objective of this Agreement.

10.8     Assignment

         Neither party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

10.9     Governing Law

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         All questions concerning the interpretation or performance of this
         Agreement and the resolution of disputes arising in connection with this Agreement shall be governed by the laws of Korea.

10.10    Governing Language

         This Agreement shall be executed in the Korean language, and the Korean version of this Agreement shall prevail in case of conflict with a translated version thereof, regardless of which party prepared such translation.

10.11    Resolution of Conflicts

         Both parties agree that the Seoul Central District Court shall have non-exclusive jurisdiction over any dispute related to the execution, performance, interpretation or violation of this Agreement.

                           [Signature page to follow]

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IN WITNESS WHEREOF, the parties have caused the persons authorized to represent such parties to print his or her name and affix seal to this Agreement.

Shinhan Bank Co., Ltd.                         Chohung Bank Co., Ltd.

/s/ Sang-Hun Shin                              /s/ Dong-Su Choi
--------------------------------               ---------------------------------
Name: Sang-Hun Shin                            Name: Dong-Su Choi
Title: Representative Director                 Title: Representative Director

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